Exhibit 99.1

Press Release dated January 29, 2015 with respect to financial results.

GREAT NORTHERN IRON ORE PROPERTIES
W-1290 First National Bank Building
332 Minnesota Street
Saint Paul, MN 55101-1361
(651) 224-2385
Fax (651) 224-2387
www.gniop.com

GNI

(CUSIP NO. 391064102)

FACSIMILE TRANSMISSION FACE SHEET:

Date:   January 29, 2015
Number of Pages (including this face sheet): 1
Message:

FOR IMMEDIATE RELEASE

The Trustees of Great Northern Iron Ore Properties (GNI) report the following financial information:

Fourth Quarter ended December 31:

	2014	2013
Revenues	$2,982,091	$4,749,200
Net Income	1,365,817	3,678,154
Basic & Diluted Earnings per Share	0.91	2.45

Year ended December 31:

	2014	2013
Revenues	$17,960,256	$18,951,389
Net Income	13,123,533	14,790,714
Basic & Diluted Earnings per Share	8.75	9.86

GNI, St. Paul, Minnesota, owns mineral and nonmineral lands on the Mesabi Iron Range of Minnesota. Income is mainly derived from royalties on iron ore minerals (principally taconite) mined from these properties that are under lease to major steel producers. As previously reported, the termination date of the Trust of Great Northern Iron Ore Properties is April 6, 2015. Accordingly, we remind certificate holders that there is remaining only one more regular quarterly distribution, which will be declared in the first quarter of 2015. While there will be some income allocated to the second quarter of 2015 (representing six days of business through April 6, 2015), it is expected that this amount will be nominal and will likely be included with the final distribution to certificate holders of record as of the termination date of the Trust, which will be made subsequent to the Trust’s termination date and upon completion of the wind-down process and final accounting. The final distribution will generally consist of the sum of the Trust’s net monies (essentially, total assets less liabilities and less properties) remaining in the hands of the Trustees (after paying and providing for all expenses and obligations incurred through the Trust’s termination and wind-down process), and the balance in the Principal Charges account, all of which are subject to the final accounting and approval of the Ramsey County District Court. Upon Trust termination, the shares will be cancelled and thereafter represent only the right to receive the final distribution. All other Trust properties will be conveyed to the reversioner upon the completion of the wind-down process without further payment or remuneration to the certificate holders. More information on the termination of the Trust is available on the Trust’s Web site at www.gniop.com or within the Trust’s Annual Report, which is also available on the Trust’s Web site or may be requested by calling the Trust office at the telephone number listed above.

/s/ Joseph S. Micallef
President of the Trustees and Chief Executive Officer